SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
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                              Quality Systems, Inc.
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                (Name of Registrant as Specified In Its Charter)

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PRESS RELEASE

    QUALITY SYSTEMS WINS SUPPORT FROM ISS IN PROXY CONTEST AGAINST DISSIDENT
                                 MINORITY SLATE

     ISS RECOMMENDS QSII SHAREHOLDERS VOTE "FOR" ALL OF THE COMPANY'S EIGHT
                     DIRECTOR NOMINEES AND COMPANY PROPOSALS

IRVINE, CA, September 15, 2005- Quality Systems, Inc. (NASDQ: QSII) today announced that the nation's leading independent proxy advisor, Institutional
Shareholder Services ("ISS"), has recommended that shareholders of Quality Systems vote the WHITE proxy card FOR all management proposals at its annual meeting to be held on September 21, 2005.

In making its report detailing its recommendation, ISS concluded, "Given the company's strong financial performance and generally sound corporate governance practices, we do not believe that Hussein's concerns warrant the election of the dissident slate to the board."

The Company is pleased that ISS also recognized the Company's significant creation of shareholder value and agrees with its determination that the election of Hussein's minority slate of three directors is not in the best interest of all shareholders. The Company also appreciates the support of ISS for its three proposals to approve its stock option and incentive plan, ratify its independent accountants and increase its authorized common stock

In a recent letter to shareholders asking for their vote, the Company pointed to the outstanding operating performance and market price appreciation as reasons to vote for the Company's eight directors. The letter emphasized the following facts:

      o Revenues have increased by 25% in fiscal year 2005 and 22% per year for fiscal years 2001 through 2005.

      o Operating income grew 48% in fiscal year 2005 and grew 49% per year for fiscal years 2001 through 2005.

      o Earnings per share increased by 53% in fiscal year 2005 and have grown by 44% per year for fiscal years 2001 through 2005.

      o On a split adjusted basis from the beginning of fiscal year 2001 through September 1 of this year, the Company's common stock has increased from a split adjusted $7.04 to $65.31 - a gain of 913%.

The Company strongly recommends that all shareholders vote their WHITE proxies today. Shareholders that need assistance in voting their shares or have any questions are invited to call MacKenzie Partners, Inc. (800)-322-2885.

At the Company's annual meeting eight directors will be elected. The Board has nominated eight current directors and chosen not to renominate Ahmed Hussein who is seeking to elect himself and two other persons to the board.

This Solicitation is being made by the Board of Directors of Quality Systems, Inc. Information regarding the Board as participants in the solicitation is contained in the definitive proxy statement of Quality Systems, Inc. on file with the SEC. Such proxy statement may be obtained without charge from the SEC's website at www.sec.gov and has been distributed to shareholders on or about August 24, 2005. We urge you to read such proxy statement in full because it contains important information about this solicitation by your Board of Directors. Requests for copies should be directed to Quality Systems proxy Solicitor, MacKenzie Partners, Inc. at 800-322-2885 or e-mail proxy@mackenziepartners.com. This communication is being sent to QSI shareholders on or about September 16, 2005.

About Quality Systems

Quality Systems, Inc. and its NextGen Healthcare information Systems subsidiary develop and market computer-based practice management, patient records, and connectivity application for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

Contact:
Dan Sullivan
MacKenzie Partners, Inc.
212-929-5500